Exhibit 99.1   NEWS RELEASE

TDS to appoint Douglas W. Chambers as senior vice president -- finance and chief accounting officer;

Douglas D. Shuma to retire

CHICAGO, February 23, 2018 -- Telephone and Data Systems, Inc. (NYSE: TDS) today announced that Douglas W. Chambers, currently serving as vice president and controller at TDS’ subsidiary United States Cellular Corporation (NYSE: USM), will succeed Douglas D. Shuma as senior vice president – finance and chief accounting officer of TDS effective May 18, 2018 upon Shuma’s retirement. Chambers will be responsible for leading all financial reporting, accounting policy, financial analysis and strategic planning and tax functions at TDS. Chambers will also assume Shuma’s role as chief financial officer and chief accounting officer at TDS and chief accounting officer at U.S. Cellular.

Before joining U.S. Cellular in 2017, Chambers served as vice president and controller for TDS and has held numerous positions in the finance organization. Prior to joining TDS in 2007, he held finance and accounting positions at Midway Games, Inc. and PricewaterhouseCoopers.

"Doug Chambers has been highly effective in leading finance and accounting functions at both U.S. Cellular and TDS," said LeRoy T. Carlson Jr., TDS president and CEO. "Doug has proven himself to be an exceptional leader who will continue to apply his expertise to guide financial and strategic decisions for the long-term growth and success of the business.”

Chambers succeeds Douglas Shuma, who will retire after eleven years with the Company. Shuma also serves as a member of the U.S. Cellular Board of Directors and will retire from that position as well.

“I sincerely thank Doug Shuma for his years of outstanding leadership and service to TDS,” said LeRoy T. Carlson Jr., TDS president and CEO. “During his tenure, Doug built strong, knowledgeable accounting and finance teams, and implemented procedures and controls that continue to ensure the health of TDS’ financial operations. I wish him the best in retirement.”

Over the next few months, Shuma and Chambers will work collaboratively to ensure a smooth transition.

A certified public accountant, Chambers received a BBA in accounting from the University of Wisconsin-Madison and an MBA from Kellogg School of Management at Northwestern University.

About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 1000® company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to over 6 million connections nationwide through its businesses, U.S. Cellular, TDS Telecom, OneNeck IT Solutions, and BendBroadband.  Founded in 1969 and headquartered in Chicago, TDS employed 9,900 people as of December 31, 2017.

For more information about TDS and its subsidiaries, visit:

TDS: www.tdsinc.com
U.S. Cellular: www.uscellular.com
TDS Telecom: www.tdstelecom.com
OneNeck IT Solutions: www.oneneck.com